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[NEW YORK LIFE LOGO]

                                           NEW YORK LIFE INSURANCE COMPANY
                                           51 Madison Avenue, New York, NY 10010
                                           212 578-7000


April 4, 2001

Re:  New York Life Insurance and Annuity Corporation
     NYLIAC Corporate Sponsored Variable Universal Life Separate Account I

Ladies and Gentlemen:

This opinion is furnished in connection with the referenced registration statement filed by New York Life Insurance and Annuity Corporation ("NYLIAC") under the Securities Act of 1933 (the "Registration Statement"). The prospectus included in the Registration Statement on Form S-6 describes corporate sponsored variable universal life insurance policies (the "Policies"). I am familiar with the Registration Statement and Exhibits thereto.

In addition, I have reviewed the discount rate used in calculating the present value of NYLIAC's future tax deductions resulting from the amortization of its deduction for certain acquisition costs. In my opinion, the DAC tax charge is reasonable in relation to NYLIAC's increased federal tax burden under Section 848 resulting from the receipt of premium; and the factors taken into account by NYLIAC in determining the targeted rate of return are appropriate.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.

Very truly yours,

/s/ ALAN L. IGIELSKI,
Alan L. Igielski, FSA, MAAA
Actuary